EXHIBIT (d)(iv)

                              FEE WAIVER AGREEMENT

                                     LMM LLC
                                100 Light Street
                            Baltimore, Maryland 21202


Legg Mason Investment Trust, Inc.
100 Light Street
Baltimore, Maryland  21202

      Re:   Legg Mason Opportunity Trust - Fee Waiver/Expense Agreement
            -----------------------------------------------------------

Ladies and Gentlemen:

     LMM LLC ("LMM") hereby notifies you that it will waive its compensation (and, to the extent necessary, bear other expenses) through April 30, 2005, to the extent that expenses of each class of Legg Mason Opportunity Trust (the "Fund") (exclusive of taxes, interest, brokerage and extraordinary expenses) would exceed an annual rate of 1.99% for Primary Class, 0.99% for Institutional Class and 1.24% for Financial Intermediary Class.

     For purposes of determining any such waiver or expense reimbursement, expenses of a class of the Fund shall not reflect the application of any custodial, transfer agency or other credits or expense offset arrangements that may reduce the portfolio's expenses.

     If on any day during which LMM is the investment manager, the estimated annualized operating expenses of the Fund for that day are less than the operating expense limit described above, LMM shall be entitled to reimbursement by the Fund of the investment management fees waived or reduced and other payments remitted by LMM on behalf of the Fund pursuant to this expense limitation (the "Reimbursement Amount") during any of the previous thirty-six
(36) months, to the extent that the Fund's annualized operating expenses plus the amount so reimbursed is less than or equals, for such day, the operating expense limit provided for above, provided that such amount paid to LMM will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed.

     In addition, Legg Mason Funds Management, Inc. hereby notifies you that it will waive its compensation with respect to the Fund to the same extent that LMM does.

     We understand that you will rely on this undertaking in accruing the Fund's expenses for purposes of calculating its net asset value per share, and for other purposes, in the preparation and filing of the Securities and Exchange Commission Form N-1A Registration Statement for the Fund, and we expressly permit you to do so.

LMM LLC                                   Legg Mason Funds Management, Inc.


By:   /s/Jennifer W. Murphy               By:   /s/Jennifer W. Murphy
    --------------------------------         --------------------------------
       Jennifer W. Murphy                       Jennifer W. Murphy
       Chief Operations Officer                 Senior Vice President




Agreed and Accepted:

Legg Mason Opportunity Trust


By:  /s/ Marie K. Karpinski
    ------------------------------
       Marie K. Karpinski
       Vice President and Treasurer